Exhibit 18
February 26, 2007
Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416
Dear Sirs/Madams:
We have audited the financial statements of Pentair, Inc. and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 26, 2007, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s changes in its method of accounting for defined benefit pension and postretirement benefit plans in 2006 and stock-based compensation in 2005. Note 1 to such financial statements contains a description of your change in accounting principle during the year ended December 31, 2006 to the First-In, First-Out (FIFO) basis of inventory costing. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,
Deloitte & Touche, LLP